EXHIBIT 10.16

EMPLOYMENT AGREEMENT

between

PEAK PLASTICS & METAL PRODUCTS (INTERNATIONAL) LIMITED

and

JERRY MO

Dated: January 16, 2003

Employment Agreement

January 16, 2003

THIS AGREEMENT is made as of January 16, 2003 between PEAK PLASTICS & METAL PRODUCTS (INTERNATIONAL) LIMITED, a company incorporated in Hong Kong, with its principal office at Units 3 to 5 & 7, 37th Floor, Cable TV Tower, 9 Hoi Shing Road, Tsuen Wan, Hong Kong (the “Company”); and Jerry Mo, residing at Flat B2, 5th Floor, 1 to 2 Hok Yu Lane, Kowloon, Hong Kong (the “Employee”).

The parties agree as follows:

1. PAYMENTS AND TERM

1.1.	The Company shall pay the sum of US$100,000 to Employee upon execution of this Agreement and the Release attached hereto as Appendix II.

1.2.	The term (“Term”) of this Agreement shall commence on January 16, 2003 and shall remain in effect until the earlier of (a) January 15, 2005 or (b) until terminated as hereinafter provided.

1.3.	Employee shall be paid a monthly salary of US$16,666.67 and shall be entitled to participate in all Company benefit plans in effect from time to time. Except as set forth on Exhibit A, The Fringe Benefit List, attached hereto and made a part hereof, there are no benefits payable or available to Employee that are not payable to all employees of the Company generally.

1.4.	Subject to clauses 1.5, 1.6 and 3, the Employee shall be entitled to a lump-sum payment in an amount equal to US$200,000 (the “Termination Payment”) within 15 days of the termination of employment during the term hereof, and all of Employee’s stock options which would have vested within 18 months of the date of termination of employment shall immediately vest in full and, notwithstanding anything to the contrary contained in any other document, be fully exercisable for a period of one year.

1.5.	The Termination Payment shall be in full and final settlement of any rights, payments or benefits to which the Employee is entitled under any other agreement or arrangement pursuant to which he is employed by the Company or any of its subsidiaries or affiliates other than:

1.5.1.	benefits pursuant to any life, disability, health, or other insurance policy or benefit plan provided by the Company;

1.5.2.	stock options issued to Employee pursuant to any stock option plan of Peak International Limited, (“PEAK”) an affiliate of the Company.

1.6.	The Employee shall not be entitled to the Termination Payment if employment is terminated in any of the following circumstances (the Employee being entitled, in such

Employment Agreement

January 16, 2003

circumstances, only to payment for accrued and unused vacation, any payments to which he is otherwise entitled pursuant to life, disability, health or other insurance plan, and to exercise any stock option to the extent otherwise vested and exercisable under the terms of such plan and stock option agreements):

1.6.1.	the conviction of the Employee of a felony involving dishonesty;

1.6.2.	termination of the Employee for Good Cause. “Good Cause” shall mean (i) Employee’s conviction of or guilty plea to the commission of an act or acts constituting a felony, (ii) action by the Employee involving personal dishonesty, theft or fraud in connection with the Employee’s duties as an officer of the Company, or (iii) a breach of any one or more material terms of this Agreement (including but not limited to the confidentiality and non-solicitation provisions contained herein.).

1.6.3.	any material breach by the Employee of the terms of this Agreement that the Employee has failed to cure within 10 days of receipt of written notice of such breach from the Company;

1.6.4.	the death of the Employee;

1.6.5.	the inability of the Employee due to ill health or physical or mental condition to perform the duties and responsibilities in the ordinary and usual manner required of a person in the Employee’s position for 180 consecutive days;

1.6.6.	the resignation by the Employee, except if such resignation is the result of any of the following actions by the company (which actions are hereinafter referred to as “Good Reason”): (1) the assignment to the Employee of duties materially inconsistent with the Employee’s position as Vice President, Finance; or (2) a reduction by the Company of the Employee’s base salary to less than US$200,000 per year.

2. CHANGE IN CONTROL

2.1.	“Change in Control” of the Company means any transaction or series of transactions in which any of the following occurs:

2.1.1.	the acquisition by any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or by PEAK or a person that directly or indirectly controls, is controlled by, or is under common control with PEAK) of the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of PEAK representing fifty percent (50%) or more of the total voting power represented by PEAK’s then

Employment Agreement

January 16, 2003

outstanding	voting securities,

2.1.2.	the consummation of a merger or consolidation of PEAK with or into any other corporation, other than a merger or consolidation that would result in the voting securities of PEAK outstanding prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of PEAK or such surviving entity outstanding immediately after such merger or consolidation, or

2.1.3.	the consummation of a plan of complete liquidation of PEAK or of the sale or disposition by PEAK of all or substantially all of PEAK’s assets.

2.2.	In the event Employee’s employment with the Company is terminated in anticipation of or within two years following a Change of Control (i) by the Company without Good Cause or (ii) by Employee with Good Reason (as defined above), then, in addition to the payments Employee shall be entitled to pursuant to paragraph 1, above, all of Employee’s stock options shall immediately vest in full and, notwithstanding anything to the contrary contained in any other document, be fully exercisable for a period of one year.

3. LIMITATION ON PAYMENTS

3.1.	In the event that the payments to Employee under this Agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 3, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar or successor provision, then the payments shall be reduced to such lesser amount that would result in no portion of the payments being subject to excise tax under Section 4999 of the Internal Revenue Code. Any determination required under this Section 3 shall be made by the Company’s independent accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3.

4. CONFIDENTIALITY

4.1.	The Employee understands that by virtue of the Employment, the Employee has been and will be exposed to confidential information, including all ideas, information and materials, tangible or intangible, relating to the business of the Company and its

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January 16, 2003

subsidiaries and affiliates, their personnel (including their officers, directors, shareholders, trustees, agents, employees and contractors), their customers, clients, vendors, suppliers, distributors, consultants, and others with whom the Company and its subsidiaries and affiliates do business (“Confidential Information”).

4.2.	The Employee agrees not to disclose any Confidential Information obtained during the Employment for a period of 12 months after the termination of the Employment and thereafter not to disclose the same unless the proposed recipient of the Confidential Information has entered into an undertaking with the Company to keep the same confidential on terms no less exacting than those set out herein; and provided always that the Employee shall not be obliged to keep confidential any Confidential Information required to be disclosed as a matter of law or to the extent that it becomes generally known to the public other than as a result of any breach by the Employee of the terms herein.

4.3.	The Employee covenants and undertakes that after the termination of the Employment, the Employee

4.3.1.	shall not for a period of 12 months after the termination of the Employment use any Confidential Information for any purpose;

4.3.2.	shall not retain or take with the Employee any Confidential Information in a tangible form, which includes ideas, information or materials in written or graphic form, on a computer disc or other medium, or otherwise stored in or available through electronic or other form (“Tangible Form”); and

4.3.3.	shall immediately deliver to the Company any Confidential Information in a Tangible Form that the Employee may then or thereafter hold or control, as well as all other property, equipment, documents or things that the Employee was issued or otherwise received or obtained during the Employment.

5. RESTRICTIVE COVENANTS

5.1.	The Employee covenants and undertakes that for a period of 12 months following the termination of the Employment for any reason, the Employee shall not:

5.2.	directly or indirectly induce any person who is an employee of the Company (or any of its subsidiaries) to terminate his or her employment with the Company (or any of its subsidiaries), whether or not such termination constitutes a breach of that person’s employment contract;

5.3.	directly or indirectly solicit the customer or business of any person who, as at the date of termination of the Employment, is (or, within the preceding period of 12 months, was) a client or customer of the Company or its subsidiaries, with the intention or for the

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January 16, 2003

purpose of supplying (or procuring the supply of) precision engineered semiconductor packing material (including, without limitation, the collecting and recycling of semiconductor packing material); or

5.4.	directly or indirectly and whether on his own account or on account of any future employer, partner or associate, compete with the Company or otherwise engage in or provide services related to the precision engineered semiconductor packing business (including, without limitation, the business of collecting and recycling semiconductor packing material) in Hong Kong, Singapore, Malaysia or the United States of America.

6. RELEASE

6.1.	In consideration of, and as an express condition precedent to, the Company’s obligation to make the Termination Payment, the Employee shall sign and deliver to the Company a General Release in the form attached hereto as Appendix 1.

6.2.	The Company shall not be obliged to make the Termination Payment in the event that the General Release is not signed and delivered to the Company within 15 days of receipt of notice following termination of the Employment and the Company shall, thereafter, be released of its duties and obligations or further duties and obligations under this Agreement and the Employee shall waive or cause to be waived any claims that the Employee may have under this Agreement.

7. ASSIGNMENT

7.1.	The rights and obligations under this Agreement shall inure to and be binding upon the parties hereto and their respective heirs, successors and assigns.

8. NOTICES

8.1.	All notices and other communications provided for hereunder must be in writing and must be sent by courier to the party’s address indicated above or to such other address as may be designated by a party by notice. A copy of any notice by Employee to the Company shall be sent by courier to: Peak International Limited, 44091 Nobel Drive, Fremont, CA 94506 Attn. Jack Menache

8.2.	Notices hereunder shall be effective when delivered.

9. MISCELLANEOUS

9.1.	This Agreement shall supersede any and all prior written or oral agreements and discussions between the Employee and the Company regarding the subject matter hereof, including, without limitation, the Employment Agreement of December 1, 2000. This

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January 16, 2003

Agreement contains the entire understanding of the parties in respect of the subject matter hereof.

9.2.	If any of the restrictions contained in this Agreement shall be void or unenforceable, then the remainder of this Agreement shall be enforced to the fullest extent permitted by law.

9.3.	This Agreement is made in and shall be governed by and construed in accordance with the laws of Hong Kong.

10. DISPUTES

10.1.	Any dispute hereunder shall be settled by binding arbitration in Hong Kong in the English language before a single arbitrator pursuant to the rules of arbitration of the International Chamber of Commerce. Each party shall bear its own legal fees and costs. The cost of arbitration shall be paid by the Company.

11. Survival

11.1.	Sections 2, 4, 5, 6, 9, and 10 shall survive the termination of this Agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement the day and year first above written.

/s/ JERRY MO
Jerry Mo

SIGNED by	/s/ JACK MENACHE
duly authorized for and on behalf of
PEAK PLASTIC & METAL PRODUCTS (INTERNATIONAL) LIMITED

Employment Agreement

January 16, 2003

EXHIBIT A

THE FRINGE BENEFIT LIST

The Company will make the following fringe benefits available to Employee during the term of the Agreement:

1. Use of the following Company car: 1997 Mazda MPV. This benefit shall cease at such time as the vehicle is no longer reasonably servicable.

2. A Bonus in the amount of $US12,500 on January 15 and July 15 of each year during the term of this agreement provided Employee is employed by the Company on the payment date. If Employee is not employed by the Company on the payment date due to layoff by the Company for its convenience, then, in such event, Company shall pay to Employee a final pro rated bonus based on the portion of the period actually worked.

3. The Company shall issue two stock options to Employee as follows:

a. 17,000 shares vesting on December 31, 2003.

b. 83,000 shares vesting on September 1, 2004.

Each such stock option shall be issued pursuant to PEAK’s stock option plans and shall be a nonqualified stock option and shall have a term of approximately four years. The exercise price of the stock option shall be the fair market value of PEAK common stock determined in accordance with the terms of the plan on the date of grant. The date of grant shall be the date the options are issued by PEAK’s Compensation Committee or Board of Directors, as the case may be.

4. Stock Options as summarized on the Options and Awards Summary dated January 15, 2003, attached hereto and made a part hereof. (None of the terms and conditions of such stock options shall be amended by the terms of this Employment Contract and all such stock options shall be subject to all of the terms and conditions of the applicable PEAK stock option plan.)

5. As of January 15, 2003, Employee has no accrued and unused vacation time.

Except as set forth above, there are no fringe benefits or perquisites that are available to Employee that are not made available to all employees of the Company generally.

Employment Agreement

January 16, 2003

APPENDIX I

GENERAL RELEASE

[Insert Date]

I, Jerry Mo, hereby release Peak Plastic & Metal Products (International) Limited and its subsidiaries, parent and affiliates (hereinafter collectively referred to as the “Company”) of certain duties and obligations and waive any rights or remedies that I may have against the Company as provided in this letter. This letter is delivered pursuant to the Employment Agreement entered into between Peak Plastic & Metal Products (International) Limited and me dated January 16, 2003 (the “Employment Agreement”).

In consideration of the promises and mutual covenants contained in the Employment Agreement, and for good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, I hereby:

1.	release and discharge the Company and its subsidiaries, and each of their respective past and present officers, directors, shareholders, managers, employees and agents, and their respective successors and assigns (collectively the “Released Parties”), from any and all claims or demands, that I may have, whether past, present or future, against the Released Parties, statutory or otherwise, to the fullest extent permissible by law; and

2.	waive the obligations, duties and liabilities that the Company may have, whether past, present or future, statutory or otherwise, to the fullest extent permissible by law; arising out of or relating in any way to my employment with or termination of my employment with the Company.

This letter shall be governed by, subject to and construed and enforced pursuant to the terms and conditions of the Employment Agreement.

Jerry Mo

Employment Agreement

January 16, 2003

APPENDIX II

GENERAL RELEASE

January 16, 2003

I, Jerry Mo, hereby release Peak Plastic & Metal Products (International) Limited and its subsidiaries, parent and affiliates (hereinafter collectively referred to as the “Company”) of certain duties and obligations and waive any rights or remedies that I may have against the Company as provided in this letter. This letter is delivered pursuant to the Employment Agreement entered into between Peak Plastic & Metal Products (International) Limited and me dated January 16, 2003 (the “Employment Agreement”).

In consideration of the promises and mutual covenants contained in the Employment Agreement, and for good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged, I hereby:

1.	release and discharge the Company and its subsidiaries, and each of their respective past and present officers, directors, shareholders, managers, employees and agents, and their respective successors and assigns (collectively the “Released Parties”), from any and all claims or demands that I may have from the beginning of time through the date of this release, against the Released Parties, statutory or otherwise, to the fullest extent permissible by law; and

2.	waive the obligations, duties and liabilities that the Company may have, whether past, present or future, statutory or otherwise, to the fullest extent permissible by law; arising out of or relating in any way to my employment with the Company or any of its affiliates except as arising under the Employment Contract to which this Appendix II is attached.

This letter shall be governed by, subject to and construed and enforced pursuant to the terms and conditions of the Employment Agreement.

/s/ JERRY MO
Jerry Mo